Exhibit 5.1

Office:	+852 2801 6066
Mobile:	+852 9718 8740
Email:	rthorp@tta.lawyer

WeRide Inc.

21st Floor, Tower A

Guanzhou Life Science Innovation Center

No. 51, Luoxuan Road

Guangzhou International Biotech Island

Guangzhou 510005

People’s Republic of China

October 27 2025

Dear Sirs

WeRide Inc.

We have acted as Cayman Islands legal advisers to WeRide Inc. (the “Company”) in connection with Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”) related to the offering by the Company of 101,487,500 Class A ordinary shares of the Company, par value US$0.00001 per share (the “Shares”).

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

We are furnishing this opinion letter as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion we have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion, being all of the documents necessary to form our opinion. Defined terms shall have the meanings set out in Schedule 1 or in the Registration Statement.

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws and practice of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate, a copy of which is attached to this opinion as to matters of fact, and have assumed that copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

We also assume that no invitation has been or will be made by or on behalf of the Company to the public in Cayman Islands to subscribe for any of the Shares and there is nothing under any law (other than the laws of Cayman Islands) which would or might affect the opinions set out below.

3	Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands;
3.2

based solely on our review of the M&A, the authorised share capital of the Company, is US$50,000 divided into 5,000,000,000 shares of a par value of US$0.00001 each, comprising (i) 3,500,000,000 Class A Ordinary Shares, (ii) 500,000,000 Class B Ordinary Shares, and (iii) 1,000,000,000 shares of such class or classes (however designated) as the Board may determine in accordance with the M&A ;

3.3

the issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated by the Resolutions and the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, in the absence of a contractual arrangement to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders);

3.4

the statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and such statements constitute our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/TRAVERS THORP ALBERGA

TRAVERS THORP ALBERGA

SCHEDULE 1

List of Documents Reviewed

1	the Certificate of Incorporation of the Company dated 13 March 2017;
2	the Certificate of Incorporation on Change of Name dated 14 November 2018;
3	the register of members of the Company;
4	the register of directors of the Company;
5	the Eighth Amended and Restated Memorandum and Articles of Association of the Company as adopted by a special resolution passed on 26 July 2024 (the “M&A”);
6

the written resolutions of the board of directors of the Company dated 26 July 2024 and the minutes of a meeting of the Board of Directors of the Company dated 21 October 2025 respectively (the “Board Resolutions”);

7

a copy of the minutes and resolutions from the meeting of the Shareholders of the Company held on 26 July 2024 (the “Shareholder’s Resolutions”, together with the Board Resolutions are referred to as the “Resolutions”);

8	the certificate of good standing of the Company dated 11 August 2025 issued by the Registry of Companies, Cayman Islands (the “Certificate of Good Standing”); and
9	the Registration Statement.